PRESS RELEASE                                  SOURCE: First Trust Advisors L.P.

FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER UPDATE FOR FIRST TRUST/ABERDEEN GLOBAL OPPORTUNITY INCOME FUND AND FIRST TRUST/ABERDEEN EMERGING OPPORTUNITY FUND

WHEATON, IL -- (BUSINESS WIRE) -- September 12, 2017 -- First Trust Advisors L.P. ("FTA") announced today that Aberdeen Asset Management Inc. ("Aberdeen"), investment sub-advisor for First Trust/Aberdeen Global Opportunity Income Fund (NYSE: FAM) and First Trust/Aberdeen Emerging Opportunity Fund (NYSE: FEO) (each a "Fund" or collectively, the "Funds"), will release an update on the market and the Funds for financial advisors and investors. The update will be available THURSDAY, SEPTEMBER 14, 2017, AT 5:00 P.M. EASTERN TIME UNTIL 11:59 P.M. EASTERN TIME ON FRIDAY, OCTOBER 13, 2017. To listen to the update, follow these instructions:

--    Dial: (888) 203-1112; International (719) 457-0820; and Passcode #
      1815868. The update will be available from Thursday, September 14, 2017, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Friday, October 13, 2017.

FAM is a diversified, closed-end management investment company that pursues a high level of current income. As a secondary objective, the Fund pursues capital appreciation. The Fund pursues these investment objectives by investing in the world bond markets through a diversified portfolio of investment grade and below-investment grade government and corporate debt securities. The Fund may invest up to 60% of its managed assets in non-investment grade securities.

FEO is a diversified, closed-end management investment company that seeks to provide a high level of total return. The Fund seeks to achieve its investment objective by investing at least 80% of its managed assets in a diversified portfolio of equity and fixed-income securities of issuers in emerging market countries.

First Trust Advisors L.P., the Funds' investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $109 billion as of August 31, 2017 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Aberdeen Asset Management Inc. serves as the Fund's investment sub-advisor (the "Sub-Advisor"). The Sub-Advisor is a wholly owned subsidiary of Aberdeen Asset Management PLC ("Aberdeen PLC"). The merger of Standard Life plc and Aberdeen PLC, announced on March 6, 2017 ("Merger"), closed on August 14, 2017. Aberdeen PLC became a direct subsidiary of Standard Life plc as a result of the Merger and the combined company changed its name to Standard Life Aberdeen plc. Shareholders of the Fund are not required to take any action as a result of the Merger. Following the Merger, the Sub-Advisor is an indirect subsidiary of Standard Life Aberdeen plc, but otherwise did not change. The investment sub-advisory agreement for the Fund, the services provided under the agreement, and the fees charged for services did not change as a result of the Merger. The portfolio management team of the Sub-Advisor for the Fund did not change as a result of the Merger.


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Investment return and market value of an investment in the Funds will fluctuate.
Shares, when sold, may be worth more or less than their original cost.

Principal Risk Factors: The Funds invest in equity and debt securities of non-U.S. issuers which are subject to higher volatility than securities of U.S. issuers. Risks may be heightened for securities of companies located in, or with significant operations in, emerging market countries. Because the Funds invest in non-U.S. securities, you may lose money if the local currency of a non-U.S. market depreciates against the U.S. dollar.

The debt securities in which the Funds invest are subject to certain risks, including issuer risk, reinvestment risk, prepayment risk, credit risk, and interest rate risk. Issuer risk is the risk that the value of fixed-income securities may decline for a number of reasons which directly relate to the issuer. Reinvestment risk is the risk that income from the Funds' portfolios will decline if the Funds invest the proceeds from matured, traded or called bonds at market interest rates that are below the Funds' portfolios current earnings rate. Prepayment risk is the risk that, upon a prepayment, the actual outstanding debt on which the Funds derive interest income will be reduced. Credit risk is the risk that an issuer of a security will be unable or unwilling to make dividend, interest and/or principal payments when due and that the value of a security may decline as a result. Interest rate risk is the risk that fixed-income securities will decline in value because of changes in market interest rates.

The Funds invest in non-investment grade debt instruments, commonly referred to as "high-yield securities". High yield securities are subject to greater market fluctuations and risk of loss than securities with higher ratings. Lower-quality debt tends to be less liquid than higher-quality debt.

Use of leverage can result in additional risk and cost, and can magnify the effect of any losses.

The information presented is not intended to constitute an investment recommendation for, or advice to, any specific person. By providing this information, First Trust is not undertaking to give advice in any fiduciary capacity within the meaning of ERISA and the Internal Revenue Code. First Trust has no knowledge of and has not been provided any information regarding any investor. Financial advisors must determine whether particular investments are appropriate for their clients. First Trust believes the financial advisor is a fiduciary, is capable of evaluating investment risks independently and is responsible for exercising independent judgment with respect to its retirement plan clients.

The risks of investing in each Fund are spelled out in the shareholder reports and other regulatory filings.

Each Fund's daily closing price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.

CONTACT: JEFF MARGOLIN -- (630) 915-6784

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Source: First Trust Advisors L.P.